Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-294096, 333-291627, 333-286400, 333-280173, 333-268784 and 333-274277), on Form S-3 (Nos. 333-284669 and 333-275559) and on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-272401) of our report dated March 31, 2025, except for the effect of the reverse stock split described in Note 1, as to which the date is March 30, 2026, with respect to the consolidated financial statements of Dragonfly Energy Holdings Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

March 30, 2026